Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”), is made and entered into to be effective for all purposes as of August 29, 2011, by and among Antero Payment Solutions, Inc., a Nevada corporation, (“Antero”), with its principal place of business located at 24328 Vermont Ave. #300 Harbor City, CA 90710, and Veritec Financial Systems, Inc., a Delaware corporation (“Veritec”), with its principal place of business at 2445 Winnetka Ave. N., Golden Valley, MN, 55427. Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Antero is in the business of, among other things, developing, promoting, licensing and supporting its Antero SVS Third Party Processing Platform designed for companies selling and/or licensing products and services in the credit, debit, prepaid, and/or gift card markets (the “Antero SVS”);

WHEREAS, Veritec is in the business of, among other things, developing, promoting, licensing and supporting its VTFS Account Management Platform (the “VTFS Platform”), MTC™ (mobile toggle debit card), blinx On-Off™ and other debit based products;

WHEREAS, the Parties desire to enter into a business relationship (the “Business Relationship”) whereby the Parties will utilize the other’s technology to further their own businesses, by entering into that certain Antero SVS Software License Agreement (the “License Agreement”), and that certain ISO/ Processor Agreement (the “ISO/Processor Agreement”) concurrently herewith;

WHEREAS, the foregoing recitals are true and correct and are incorporated in the Agreement by this reference.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.
Reciprocal Agreements.  In furtherance of the Business Relationship, Antero will provide Veritec with a non-transferable, perpetual, exclusive right to use the Antero SVS and any supporting documentation as further set forth in the License Agreement, which is attached hereto as Exhibit A, in exchange Veritec will engage Antero under its Independent Sales Organization (“ISO”) and Processor Agreement with First California Bank (“FCB”) and Visa, as a strategic partner of Veritec as further set forth in the ISO/Processor Agreement, which is attached hereto as Exhibit B (collectively the License Agreement and the ISO/ Processor Agreement shall be referred to herein as the “Reciprocal Agreements”). Except for the payment of the Fee set forth herein, Veritec and Antero understand and agree to work out a fair and comparable arrangement with regards to the cost difference associated with the consideration provided by each of the Reciprocal Agreements; however, neither Party wishes to pay such cost difference upfront. Notwithstanding the foregoing, Antero currently has in place, and the same shall be excluded from the exclusivity provided hereunder, the following programs InforServ/Secopay, Refpay, GTP, Antero and FIS.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

2.
Consideration. Antero shall pay Veritec a one-time, non-refundable Fee (the “Fee”) of twenty-five thousand dollars ($25,000), upon execution of this Agreement, in exchange for Veritec engaging Antero under the ISO/Processor Agreement as an affiliate (“Affiliate”).

3.
Term. This Agreement shall continue for a term of five (5) years which shall be automatically renewed for additional five (5) year terms, unless earlier terminated by the written consent of both Parties.

4.
Mediation or Arbitration of Disputes. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

5.	Obligations of Antero. Antero represents and warrants that in furtherance of the Business Relationship, Antero will:

a)
Identify those systems and functionality, including but not limited to Consumer, Administrative, Ordering, Loading, Fraud, Security and Reporting Interfaces and Systems as necessary to support multiple Veritec and Antero programs, which are currently working and available as distinguished from those components which require additional development time and resources;

b)	Provide integration services to connect the Antero SVS with Veritec’s existing platforms and other such platforms as may be reasonably necessary;
c)	Provide ongoing maintenance and updates of the Antero SVS as necessary and required to support Veritec’s use of the Antero SVS;
d)	Offer additional development, consulting, and support as may be reasonably necessary, which shall be invoiced ad-hoc by Antero (upon quote and approval by Antero);
e)	Review, evaluate, modify and otherwise possibly reconstitute programming, which has already been completed by Antero, as needed to best serve Veritec’s needs;
f)	Provide the Antero SVS for multiplicity with functionality along with advanced applications and networks;
g)	Manage all marketing aspects of Card of America exclusively;
h)	Execute written documentation on all new business opportunities, which shall be directed to the issuing bank in conjunction with Veritec’s direction; and.
i)	Antero will License the Antero SVS per the Antero SVS Software License Agreement.

6.	Obligations of Veritec. Veritec represents and warrants that in furtherance of the Business Relationship, Veritec will:

a)	Engage Antero under the ISO/Processor Agreement ;
b)	Register a Payroll Plus card program (BIN) with VISA and FCB for Antero under the program name of Card of America (“Card of America Program”);
c)	Establish Antero as an ISO with FCB;
d)	Take responsibility for supporting its VTFS Platform, which shall be used in concert with Antero SVS and Card of America Programs;
e)	Host and manage the Antero SVS at Veritec's existing data center;
f)	Comply with all PCI level 1 Certifications as required by FCB, and supply a report on compliance (“ROC”) prior to the release of the Antero SVS;
g)	Provide a “preferred rate” and/or competitive rate of its processing services to Antero; and.
h)	Manage and process all of the card programs as well as provide customer services to cardholders.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

7.     Representations, Warranties and Covenants of both Parties.

Each Party represents and warrants to the other Party hereto that, to the best of its knowledge:

a)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
b)
neither the execution and delivery of this Agreement nor any of the Agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party, excepting only variances required under finance documents; and,

c)
the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

Each Party covenants, warrants and agrees with the other Party:

a)	to perform or cause to be performed its obligations and commitments under this Agreement and the Exhibits hereto;
b)	not to engage either alone or in association with others in any activity in respect of the Business Relationship between the parties, except as provided or authorized by this Agreement;
c)	to be just and faithful in all its activities and dealings with the other Party;
d)
that any information which the Parties may provide to each other or any permissible person or company will be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to the Parties or such permissible person or company;

e)
that the representations, warranties and covenants set forth herein are conditions on which the Parties have relied in entering into this Agreement and each Party shall indemnify and save the other Party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

8.
Purpose and Creation of the Joint Venture. The Parties form this joint venture to form the Business Relationship with each other, whereby the Parties will utilize each other’s technologies, licenses, and solutions pursuant to the terms and conditions of the Reciprocal Agreements, in order to provide front-end payment solutions to the Parties’ customers.

10.
Right of First Refusal. In the event that Veritec receives or solicits any offer (the "Offer") from any person or entity relating to the sale of disposition of the company, then the Offer shall forthwith be sent to Antero. Upon receipt of notice of the Offer, Antero shall have twenty (20) days from the date of receipt within which to give Veritec notice that it desires and agrees to so purchase Veritec ("Intent to Buy") on the same terms and conditions as are contained in the Offer.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

11.
Waiver. If any provision of this Agreement shall fail to be strictly enforced, or any Party shall consent to any action by any other Party, or shall waive any  provisions as set out  herein, such action by such Party shall not be construed as a general waiver  thereof but only a waiver for the specific  time that such waiver or failure to enforce takes place and shall at no time be construed as a consent, waiver, or excuse for any failure to perform and act in accordance  with this Agreement at any past or future occasion.

12.
Indemnity. The Parties shall each indemnify each other, and the other Parties’ directors, officers, partners, employees and ISOs (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any instrument, certificate or document contemplated hereby, the performance by the Parties of their respective obligations hereunder or the consummation of the transactions contemplated hereby, and (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto.

13.
Further Assurances. Each of the Parties hereto, shall from time to time and at all times, do all such further acts and execute and deliver all further deeds and documents as shall be  reasonably  required in order to fully  perform and carry out the terms of this Agreement. This section shall not be construed as imposing any obligation on any Party to provide guarantees.

14.
Use of Name. No Party shall,  except with written permission or when required by this Agreement,  or by any law, by-law,  ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to this Agreement or the Reciprocal Agreements.

15.
Entire Agreement. This Agreement and the Reciprocal Agreements incorporated herein by reference embody the entire agreement and understanding among the Parties hereto and supersede all prior  agreements and undertakings, whether oral or written, relative to the subject matter hereof.

16.	Amendment. This Agreement may not be changed orally but only by an agreement in writing, executed by each of the Parties.

17.	Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

18.
Governing Law. This Agreement and the rights and remedies of each Party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable federal laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of Nevada, as if this Agreement were made, and as if its obligations are to be performed, wholly within the State of Nevada.

19.
Severability. If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.
Headings. The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Antero Payment Solutions 24328 Vermont Ave #300 Harbor City, Ca. 90710 Office (310) 997-2482 Toll free (800) 499-0072 Fax (310) 954-9243 www.anteropaymentsolutions.com

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day, month and year first written above.

Antero Payment Solutions, Inc.

By:	Michael j Sinnwell Jr
Its:	President

Veritec Financial Systems, Inc.

By:	Van Thuy Tran
Its:	CEO